LYNCH INTERACTIVE
CORPORATION

                                                                   Press Release
                                                           For Immediate Release

               LAWRENCE R. MOATS JOINS BOARD OF LYNCH INTERACTIVE

RYE, New York, January 19, 2005 - Lynch Interactive Corporation (ASE:LIC) Lawrence R. Moats, 56, an independent businessman and investor, has been elected to the Board of Directors of Lynch Interactive Corporation.

Lynch Interactive, based in Rye, NY, is a diversified holding company engaged in telecommunications, cable TV and broadcasting, personal communications and wireless services.

"Larry has been an interested investor in Lynch Interactive since its inception and over the years I have come to appreciate his insights and perspective about the company and the opportunities in telephony. We are fortunate to be able to add him to our Board," said Mario J. Gabelli, Chairman and Chief Executive Officer of Lynch Interactive.

Mr. Moats is the founder and proprietor of two successful businesses located in Palatine, Illinois - Arlington Electrical Construction, Inc., a specialty construction and engineering firm specializing in power and control systems, and Moats Office Properties, Inc., which owns and leases commercial office and retail space and provides property management services in the suburban Chicago area.

In addition, Mr. Moats is a director and chairman of the audit committee of Royal American Bank, and President of the Ritzenthalers Family Foundation. He has been active in civic and cultural affairs, serving as a trustee of Harper College in Palatine and of the Northwest Cultural Council.

Mr. Moats also has an MBA from the University of Chicago.

                                  * * * * * * *

Contact: John A. Cole
         Vice President, Corporate Development,
         Secretary and General Counsel
         914-921-8821

Release: 05-01

                 401 Theodore Fremd Avenue, Rye, New York 10580
                     - Tel: 914-921-8821 - Fax: 914-921-6410